Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

James J. Groberg and Ron Kochman
Volt Information Sciences, Inc.
(212) 704-2400
voltinvest@volt.com

                   VOLT INFORMATION SCIENCES, INC. ANNOUNCES;
            PREPAYMENT OF SENIOR NOTES; PROPOSED ACCOUNTS RECEIVABLE
       SECURITIZATION PROGRAM; REVISIONS TO REVOLVING CREDIT FACILITY; AND
                         PROJECTED FIRST QUARTER RESULTS

NEW YORK, NY, February 5, 2002 - Volt Information Sciences, Inc. (NYSE: VOL), announced that it has received a commitment from a major bank to enter into a three-year accounts receivable securitization program which, assuming completion, will provide for the financing of up to $100.0 million of certain accounts receivable. In order for the Company to implement this securitization program in lieu of seeking amendments to the covenants contained in the agreements under which the Company's 7.92% Senior Notes are issued to permit the securitization, and other amendments that may have become required, depending upon the size of an expected first quarter loss discussed below, the Company determined to prepay the remaining $30.0 million of Senior Notes that otherwise would have been due in equal annual installments over the next two and one-half years. These Notes will be prepaid on March 5, 2002.

     The Company stated that the securitization program should permit the Company to reduce its drawings and dependence on its existing $115.5 million revolving credit facility, under which, as of February 3, 2002, less than $15.0 million was drawn, primarily for Pound Sterling borrowings in connection with the Company's European operations. The Company further stated that the proposed new securitization program, along with the prepayment of the Senior Notes are expected to substantially reduce the Company's financing charges (interest and other expense) in the future, but the Company will pay a "make whole" premium on the prepayment of the Senior Notes that is expected to approximate $2.0 million As a result, the Company will incur an extraordinary pre-tax charge in the amount of the premium in the second fiscal quarter of fiscal 2002 for the extinguishment of that debt.

     In connection with the prepayment of the Senior Notes, the bank lenders under the Company's revolving credit agreement amended, effective February 1, 2002, various covenants in that agreement. The Company also agreed to secure its obligations under the revolving credit agreement with certain accounts receivable (the level of which at November 4, 2001 was approximately $70.0 million), unrelated to those to be used in the proposed securitization, no later than the date the Senior Notes are repaid.

     The Company also reported that, due to the seasonality of its business, compounded by

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current general economic conditions, it currently expects to report a loss in the first quarter of its 2002 fiscal year. The quarter ended February 3, 2002. The Company stated that, based on the information presently available to it, the net loss is expected to approximate $3.0 million (compared with a net loss of $1.9 million in the fiscal 2001 first quarter). This estimate is after an after tax gain of approximately $2.0 million resulting from the previously announced sale on November 30, 2001 of the Company's 59% interest in a public subsidiary, Autologic Information International, Inc, but before the effects of certain aspects of new accounting rules on accounting for goodwill and other intangible assets, which the Company has elected to apply beginning in the first quarter of fiscal 2002. During fiscal 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of November 5, 2001. At November 4, 2001, the Company's goodwill, related to prior acquisitions, amounted to approximately $40.0 million. While the Company's revaluation under the new accounting rules has not been completed, it is likely that there could be a material write-down due to indications of impairment, reflecting declines in market value of the acquisitions since they were purchased. The charge for the write-down, to the extent required, will be reported as a Cumulative Effect of a Change in Accounting in the first quarter of 2002.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions for its Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc., web site at http://www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks including general economic, competitive and other business conditions and the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. A copy of the latest filed Company's Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, is available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention:
Shareholder Relations. These and certain other SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov or at the Company's website at http://www.volt.com in the Investor Information section.